EXHIBIT  99.1


FOR  IMMEDIATE  RELEASE
-----------------------

INCYTE
John  Vuko
Chief  Financial  Officer
(650)  845-4106

Teresa  Gaines
Media  Relations
(650)  621-8711

                   INCYTE ANNOUNCES INCREASE IN OFFERING SIZE
                   AND COMPLETION OF CONVERTIBLE NOTE OFFERING

PALO ALTO, CALIFORNIA, FEBRUARY 15, 2000 - Incyte Pharmaceuticals, Inc. (Nasdaq:
INCY) announced today that its recent private placement of 5.5% Convertible Subordinated Notes Due 2007 has been increased by $50 million to a total of $200 million principal amount of Notes. The initial purchasers exercised their option to purchase the additional $50 million of Notes, and the offering has been completed. The Notes are convertible into Incyte common stock at an initial conversion price of approximately $134.84 per share.

Incyte stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of alternative technological advances and competition, changes in the focus of Incyte's research and development activities, developments in litigation, and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. Incyte disclaims any intent or obligation to update these forward-looking statements.